INVESTMENT ADVISORY CONTRACT

      AGREEMENT made this 30th day of November, 1998 by and between ANCHOR CAPITAL ACCUMULATION TRUST, a Massachusetts business trust (hereinafter called the "Trust") and PROGRESSIVE INVESTMENT MANAGEMENT, INC., an Illinois corporation (hereinafter sometimes called the "Advisor").

                              W I T N E S S E T H :

      WHEREAS, the Trust and the Advisor wish to enter into an agreement setting forth the terms on which the Advisor will perform certain investment advisory and management services for the Trust;

      NOW THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Trust and the Advisor agree as follows:

      l. The Trust hereby employs the Advisor to manage the investment and reinvestment of the assets of the Trust, subject to the supervision of the Board of Trustees of the Trust, for the period and on the terms in this agreement set forth. The Advisor hereby accepts such employment and agrees during such period, at its own expense, to render the services and to assume the obligations herein set forth, for the compensation herein provided. The Advisor shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

      2. The Advisor, at its own expense, shall furnish or cause to be furnished to the Trust office space in the offices of the Advisor or in such other place as may be agreed upon from time to time, and arrange for all necessary office facilities, equipment and personnel for managing the investments of the Trust, and shall arrange, if desired by the Trust, for members of the Advisor's organization to serve without salaries from the Trust as officers or agents of the Trust. The Advisor assumes and shall pay or reimburse the Trust for: (l) the compensation (if any) of the Trustees of the Trust who are affiliated persons of the Advisor and of all officers of the Trust as such and (2) all expenses incurred by the Advisor or by the Trust in connection with the management of the investment and reinvestment of the assets of the Trust, other than those specifically assumed by the Trust herein. Except as otherwise expressly provided above, the Trust assumes and shall pay, (l) all charges and expenses of any custodian or depository appointed by the Trust for the safekeeping of its cash, securities and other property, (2) the charges and expenses of auditors and of keeping the books of the Trust, (3) the charges and expenses of any transfer agents and registrars appointed by the Trust, (4) the fees of all Trustees not affiliated with the Advisor, (5) broader commissions and issue and transfer taxes chargeable to the Trust in connection with securities transactions to which the Trust is a party, (6) all taxes and corporate fees payable by the
Trust to federal, state or other governmental agencies, (7) the cost of stock certificates representing shares of the Trust, (8) fees and expenses involved in registering and maintaining registrations of the Trust and of its shares with the Securities and Exchange Commission and qualifying its shares under state or other securities laws including the preparation and printing of prospectuses for filing with said Commission and other authorities, (9) all expenses of shareholders' and trustees' meetings and of preparing and printing reports to shareholders, (l0) charges and expenses of legal counsel for the Trust in connection with legal matters relating to the Trust, including without limitation, legal services rendered in connection with the Trust's corporate existence, corporate and financial structure and relations with its shareholders, registrations and qualifications of securities under federal, state and other laws, issues of securities and expenses which the Trust has herein assumed, and (11) the charges of the Trust's administrator for providing and coordinating the foregoing administrative services to the Trust.

      The services of the Advisor to the Trust hereunder are not to be deemed exclusive, and the Advisor shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

      As compensation for the Advisor's services to the Trust, the Trust shall pay to the Advisor a fee at the rate of 3/4 of 1% per annum of the average of the daily aggregate net asset values of the Trust computed as of the close of business of each business day.

      Such compensation shall be payable in arrears at such intervals, not more frequently than monthly and not less frequently than quarterly (except for an additional fee), as the Board of Trustees of the Trust may from time to time determine; provided that such compensation shall be paid proportionately for any period ending with the termination of this agreement.

      3. The Trust shall cause its books and accounts to be audited at least once each year by a reputable, independent public accountant or organization of public accountants who shall render a report to the Trust.

      4. Subject to and in accordance with the Declaration of Trust of the Trust and of the Advisor respectively, it is understood that the Trustees, officers, agents and stockholders of the Trust are or may be interested in the Advisor (or any successor thereof) as directors, officers or stockholders, or otherwise, that directors, officers, agents and stockholders of the Advisor are or may be interested in the Trust as Trustees, officers, stockholders or otherwise, that the Advisor (or any such successor) is or may be interested in the Trust as stockholder or otherwise and that the effect of any such adverse interests shall be governed by said Declaration of Trust and the By-Laws.

      5. No Trustee or shareholder of the Trust shall be personally liable under this Agreement, all such liability being limited to the assets of the Trust.

      6. The Advisor shall not be liable for any action taken, omitted or suffered to be taken by it in its reasonable judgment, in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement, or in accordance with (or in the absence

of) specific directions or instructions from the Trust, provided, however, that such acts or omissions shall not have resulted from the Advisor's willful misfeasance, bad faith or gross negligence or reckless disregard by it of its obligations and duties under this Agreement.

      7. This Agreement shall continue in effect from the date hereof until December 1, 2000 and from year to year thereafter (a) if its continuance is specifically approved on or before said date and at least annually thereafter by vote of a majority of the outstanding voting securities of the Trust or by the Board of Trustees of the Trust and (b) if the terms and any renewal of this Agreement have been approved by the vote of a majority of the Trustees of the Trust, who are not parties to this Agreement or interested persons, as that term is defined in the Investment Company Act of 1940, of any such party, cast in person at a meeting called for the purpose of voting on such approval, provided, however, that (1) this Agreement may at any time be terminated without the payment of any penalty either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Trust, on not more than sixty days' prior written notice to the Advisor, (2) this Agreement shall immediately terminate in the event of its assignment (within the meaning of the Investment Company Act of 1940) by either party to this Agreement, and
(3) this Agreement may be terminated by the Advisor on ninety days' prior written notice to the Trust. Any notice under this Agreement shall be given in writing addresses and delivered or mailed postpaid to the other party at any office of such party.

      This agreement may be amended at any time by mutual consent of the parties, provided that such consent on the part of the Trust shall have been approved by a vote of a majority of the outstanding voting securities of the Trust. A "majority of the outstanding voting securities of the Trust" shall have, for all purposes of this Agreement, the meaning provided therefore in said Investment Company Act.

      IN WITNESS WHEREOF, the parties hereto have executed this agreement on the day and year first above written.


                        ANCHOR CAPITAL ACCUMULATION TRUST


                             By:   /s/ DAVID Y. WILLIAMS
                                    President


                     PROGRESSIVE INVESTMENT MANAGEMENT, INC.


                             By: /s/ PAUL L. JASPARD
                                    President